Exhibit 5.1

 The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Telephone (212) 907-6457

www.gracinmarlow.com

October 26, 2018

The Board of Directors

Newgioco Group, Inc.

130 Adelaide Street, West, Suite 701

Toronto, Ontario, Canada M5H 2K4

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Newgioco Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (the “Registration Statement”) pertaining to the offer and sale of 3,892,379 shares (the “Shares”) of the Company’s common stock, par value $0.0001 (the “Common Stock”), issuable upon exercise of outstanding warrants (the “Warrants”).

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and the Warrant Shares.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable under the laws of the State of Delaware. We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution), the State of New York and the federal laws of the United States of America, as in effect on the date hereof.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is delivered solely in connection with the consummation of the transactions described herein, and may not be relied upon by you for any other purpose nor by any other person for any purpose.

Very truly yours,

/s/ Gracin & Marlow, LLP
GRACIN & MARLOW, LLP